Exhibit 10.1

December 20, 2017

Stephen Nolan

[Address]

[Address]

Dear Stephen,

I am pleased to confirm our offer to you for the position of Chief Financial Officer at Esterline Technologies Corporation. You will report directly to me and I would like you to start on February 5, 2018.

Your total compensation at Esterline will be comprised of several components in direct pay and benefits.

•	Base Pay: As we discussed, your annual base salary rate will be $43,750 gross monthly ($525,000 annual equivalent) paid on our normal bi-weekly payroll cycle.

•	Annual Incentive Compensation: You will also participate in Esterline’s Annual Incentive Compensation Plan for the current fiscal year, pro-rated based on full months of employment during the fiscal year, which ends on the last Friday in September. Your target award will be 70% of your base salary. We will provide you with a copy of the Plan shortly after you begin work.

•	Long-Term Incentives: You will be recommended to the Board of Directors for appointment to Esterline’s Long-Term Incentive Plan (LTIP) with a target value of 150% of your annual base salary. Plan details will be provided to you shortly after your appointment to the Plan.

•	Special, New Hire Equity Grants – You will also receive new hire equity grants following your first day, consisting of 21,100 stock options (four-year ratable vesting at 25% per year) and 8,450 Restricted Stock Units (100% vested after three years from grant date).

Note that as an officer of the company you will be subject to our share ownership policy that requires officers to hold shares of stock equal to 3x base salary. There is an expectation that the level of ownership will occur through equity awards made to officers under our executive compensation programs. Currently there are no specific expectations or requirements regarding the time period within which an executive must satisfy his or her ownership requirement.

As a corporate executive officer, you will be covered by Esterline’s Termination Protection Agreement. This document will be provided to you along with other plan details once you begin employment with Esterline.

In your new role, you will also be eligible for a car allowance under the Esterline car policy. The allowance is intended to cover usual purchase, operating, maintenance, and insurance costs for cars in your residential zip code. Additionally, you’ll be eligible to receive up to $8,000 credit annually to be used for financial planning services.

This offer also includes relocation benefits as described in the enclosed policy. Please contact Melinda Starbird in Human Resources to initiate your relocation process with our relocation provider, Cartus. They can help you with any questions about your relocation. In the event that you voluntarily leave the Company or if your employment is terminated by Esterline for cause within 12 months of your date of hire, you will be responsible for reimbursing the company for the entire relocation benefit and after 12 months and up to 24 months, you will be responsible for reimbursing the company for a pro-rata gross share (n/24 based on number of months worked) of the relocation benefit you received.

Health, retirement, and other benefits will be available to you in accordance with Esterline’s usual benefit programs, which changes from time to time. See the attached summary of current benefits for further information.

As of your start date you will accrue paid vacation at the rate of 4 weeks per year and the standard company accrual for paid sick time.

Requirements and Administrative Matters – This offer is contingent upon the following:

•	Satisfactory completion of a pre-employment physical examination and drug screen

•	Passing a background check

The physical examination is an annual requirement for all corporate executives. Please schedule an appointment at your earliest convenience to complete the pre-employment physical as well as the drug screen and have your doctor return the signed form back to:

EVP and Chief HR Officer

Esterline Technologies Corporation

500 108th Ave NE

Suite 1500

Bellevue, WA 98004

USA

With respect to the drug test, you will receive an email in the next few days from our vendor, HireRight. It will require you to go to a local facility for testing. Please reach out to Melinda should you require any assistance.

These final conditions must be completed before you can begin work. In addition, please read, sign, and return the following to Melinda.starbird@esterline.com.

•	A signed copy of this letter

•	Confidential Information & Inventions Assignment Agreement

•	Summary of Outside Business Interests

General Policies – Except as specifically provided in this letter, all other aspects of your employment will be the same as those that apply to other corporate staff. We are all employed-at-will, and the officers serve at the pleasure of the Board for one-year terms subject to company by-laws.

Stephen, we look forward to your success as CFO at Esterline Corporation, and to your contributions to the corporation in this critical position. To accept this offer, please print this letter, sign, and return to Paul Benson. Please also read, complete, and return the other forms enclosed here.

If you have any questions at all, please contact me. I look forward to working with you.

Congratulations and best regards,

Curtis R. Reusser

Chairman, President & CEO

I accept this offer as outlined above.

/s/ STEPHEN NOLAN	12/22/17
Signature	Date

Attachments:

•	Confidential Information & Inventions Assignment Agreement

•	Summary of Outside Business Interests

•	Benefits Summary

•	Executive Physical Examination Form

•	Relocation Plan Summary

•	Relocation Repayment Agreement

3